Securities Purchased in Underwriting Involving
									Transactions with Affiliated Broker Dealers
							Subject to Rule 10f-3 Under the Investment Company Act of 1940
							10f-3 Transactions for the period of July 1, 2000 to December 31, 2000

										Alliance Worldwide Privatization

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

											% of
									Shares		Total	Offering
								      	Purchased 	Shares 	Purchased			Shares
			Date		Shares		Price per	by Fund		Offered	by		Purchased	Held
*  Security		Purchased	Purchased	Share		Group		(000)	Group (1)	From		11/30/00

   China Petroleum												Morgan Stanley
   & Chemical Corp	10/12/00	38,564,000	HKD 1.61	44,511,000	184,500	24.13%		Asia		42,875,000



*  Unless otherwise indicated, the securities were part of an issue registered under the
   Securities Act of 1933 and offered to the public.

** Indicates the purchase of and Eligible Rule 144A Security.

1)  Purchase by all Alliance funds, including the Fund, may not exceed:

a)  if purchased in an offering other than an Eligible Rule 144A Offering, 25% of the principal amount of the offering of such class; or

b)  if purchased in an Eligible  Rule 144A Offering, 25% of the total of (i) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, plus (ii) the principal amount of the offering of such class in any concurrent public offering.

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